Exhibit (a)(5)

HEMLOCK FEDERAL FINANCIAL CORPORATION
Offer To Purchase For Cash Up To
200,000 Shares Of Its Common Stock
At A Purchase Of $29.00

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON ^_______________, 2004,
UNLESS THE OFFER IS EXTENDED.

To Our Clients:

               Enclosed for your consideration are the Offer to Purchase, dated ^________________, 2004, and the related Letter of Transmittal (which together constitute the "Offer") in connection with the Offer by Hemlock Federal Financial Corporation, a Delaware corporation (the "Company"), to purchase up to 200,000 shares of its Common Stock, $0.01 par value per share (the "Shares"), at a price of $29.00, upon the terms and subject to the conditions set forth in the Offer.

               All Shares properly tendered at the Purchase Price and not withdrawn on or prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) will be purchased at $29.00, subject to the terms and conditions of the Offer, including the proration provisions. See Sections 2 and ^ 15 of the Offer to Purchase.

               Upon the terms and subject to the conditions of the Offer, if, at the expiration of the Offer, more than 200,000 Shares are validly tendered and not withdrawn, the Company will buy Shares (i) from stockholders who owned beneficially as of the close of business on March ^____, 2004, and continue to own beneficially as of the Expiration Date an aggregate of 100 Shares or fewer who properly tender all their Shares, and (ii) then, on a pro rata basis, from all other stockholders who properly tender (and do not withdraw them prior to the expiration of the Offer). See Sections 2, 3 and 7 of the Offer to Purchase. All Shares not purchased pursuant to the Offer, including shares not purchased because of proration and not accepted for purchase, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

               We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Shares we hold for your account.

               Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

               We call your attention to the following:

               1.        You may tender Shares at $29.00 per Share as indicated in the attached Instruction Form, net to you in cash.

               2.        The Offer is not conditioned on any minimum number of Shares being tendered pursuant to the Offer.

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               3.        The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on ^______________, 2004, unless the Company extends the Offer.

               4.        The Offer is for 200,000 Shares, constituting approximately ^ 20% of the Shares outstanding as of March ^____, 2004.

               5.        Tendering stockholders will not be obligated to pay any brokerage commissions, solicitation fees, or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer.

               6.        If you beneficially held, as of the close of business on March ^____, 2004, an aggregate of fewer than 100 Shares ^ and you continue to beneficially own as of the Expiration Date an aggregate of fewer than 100 Shares ^, and you instruct us to tender on your behalf all such Shares before the Expiration Date (as defined in the Offer to Purchase) and complete the box captioned "Odd Lots" in the attached Instruction Form, the Company, upon the terms and subject to the conditions of the Offer, will accept all such Shares for purchase before proration, if any, of the purchase of other Shares validly tendered.

               If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

               YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON ^_________________, 2004, UNLESS THE COMPANY EXTENDS THE OFFER.

               As described in Section 2 of the Offer to Purchase, if more than 200,000 Shares have been validly tendered and not withdrawn on or prior to the Expiration Date (as defined in the Offer to Purchase), the Company will purchase properly tendered Shares on the basis set forth below:

               (a)        first, all Shares validly tendered and not withdrawn on or prior to the Expiration Date by or on behalf of any stockholder who owned beneficially, as of the close of business on March ___, 2004 and continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares ^ who:

                             (1)               validly tenders all of such Shares (partial tenders will not qualify for this preference); and

                             (2)        completes the box captioned ^"Odd Lots^" on the Letter of Transmittal; and

               (b)        second, after purchase of all of the forgoing Shares, all other Shares validly and conditionally tendered at prices at or below the Purchase Price in accordance with Section 7 of the Offer to Purchase for which the condition was satisfied, and all other Shares validly tendered and not withdrawn on or prior to the Expiration Date on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described in Section 2 of the Offer to Purchase; and

               (c)        third, if necessary, Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, selected by lot in accordance with Section 7 of the Offer to Purchase.

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               You may condition your tender on the Company purchasing a minimum number of your tendered Shares. In such case, if as a result of the proration provisions in the Offer to Purchase the Company would purchase less than such minimum number of your Shares, then the Company will not purchase any of your Shares, except as provided in the next sentence. If so many conditional tenders would be deemed withdrawn that the total number of such Shares to be purchased falls below 200,000 Shares, then to the extent feasible, the Company will select enough of such conditional tenders that would otherwise have been so withdrawn to permit the Company to purchase 200,000 Shares. In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the minimum number of Shares designated. See Sections 2 and 7 of the Offer to Purchase.

               The Offer is being made to all holders of Shares. The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Information Agent/Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

End.